Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A of Fidelity Income Fund: Fidelity Total Bond Fund of our report dated October 17, 2013 on the financial statements and financial highlights included in the August 31, 2013 Annual Report to Shareholders and of our report date April 21, 2014 on the financial statements and financial highlights included in the February 28, 2014 Semiannual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
October 17, 2014